Exhibit 99.1

Contact:

Suzanne Barton

Director, Investor Relations

(801) 584-1138

sbarton@myriad.com

FOR IMMEDIATE RELEASE 8/31/10, 6:30 AM EDT

myriad announces

additional stock repurchase program

- Board of Directors Authorizes Repurchase of $100 Million of Common Stock -

Salt Lake City, August 31, 2010 - Myriad Genetics, Inc. (NASDAQ: MYGN) today announced that its Board of Directors has authorized the repurchase of an additional $100 million of the Company's outstanding common stock, following the completion of its previously authorized stock repurchase program initiated in May 2010.

As a result of its initial stock repurchase program, Myriad returned $100 million to its shareholders through the repurchase of 5.7 million shares of common stock, at an average price of $17.54 per share. The shares that the Company repurchased represents 5.8% of its total issued and outstanding shares.

Under the new authorization, the Company plans to repurchase an additional $100 million of shares of its common stock from time-to-time in open market purchases or privately negotiated purchases as determined by the Company's management. Myriad expects to complete the new share repurchase on or before June 30, 2011.

"The expansion of our stock repurchase program reflects our confidence in the long-term potential for Myriad Genetics and our commitment to increasing shareholder value by returning capital to our shareholders," said James Evans, Chief Financial Officer of Myriad Genetics, Inc.

Based on Myriad's closing share price on August 30, 2010, the new $100 million stock repurchase represents approximately 6.9% of the Company's total market capitalization. The stock repurchase will be funded from existing cash on hand. As of July 31, 2010, the Company had more than $503 million of cash, cash equivalents, and marketable securities.

About Myriad Genetics

Myriad Genetics, Inc. is a leading molecular diagnostic company focused on developing and marketing novel predictive medicine, personalized medicine and prognostic medicine products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the commencement and completion of the repurchase of $100 million shares of its common stock from time-to-time in open market purchases or privately negotiated purchases, as determined by the Company's management; the Company's expectation that the share repurchase program will be completed on or before June 30, 2011; the Company's confidence in the long-term potential for the Company as reflected by the stock repurchase program; the Company's commitment to the return of capital to the Company's shareholders; and the funding of the stock repurchase from available cash. These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic products may decline or will not continue to increase at historical rates; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic products in a timely manner, or at all; the risk that licenses to the technology underlying our molecular diagnostic products and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over our products; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our products; the risk of patent-infringement claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2010, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

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